Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 Nos. 33-881100, 33-81124, 333-88744, 333-43631 and 333-149674 and the Registration Statement on Form S-3 No. 333-143459 of our report dated May 30, 2008, with respect to the combined financial statements of Apex Home Healthcare Services, LLC, Apex Health and Rehab Center, LLC, Apex House Call Doctors, LLC and Apex Healthcare Solutions, LLC, which report appears in the report on Forms 8-K of Almost Family, Inc., as filed on this date with the U.S. Securities and Exchange Commission.

SMOAK, DAVIS & NIXON LLP

Jacksonville, Florida

June 6, 2008